UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2011

United American Petroleum Corp.
 (Exact name of registrant as specified in Charter)

Nevada (State or other jurisdiction of incorporation)	000-51465 (Commission File Number)	20-1904354 (IRS Employer Identification No.)

9600 Great Hills Trail, Suite 150W, Austin, TX	78759
(Address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On November 4, 2011, United American Petroleum Corp. (the “Registrant”) entered into and closed an Agreement (the “Purchase Agreement”) with Alamo Energy Corp., a Nevada corporation (“Alamo”) pursuant to which the Registrant acquired a 75% working interest in an oil and gas lease (“Lozano Lease”) totaling approximately 110 gross acres located in Frio County, Texas and all wellbores (“Wells”) and personal property related thereto for the total purchase price of $160,000. The Purchase Agreement also provides that Alamo shall retain all sales proceeds attributable to the sales of oil and gas produced from the Wells prior to October 1, 2011, and the Registrant shall have the right to all sales of oil and gas produced from the Wells after October 1, 2011.

This brief description of the Purchase Agreement is only a summary of the material terms and is qualified in its entirety by reference to the full text of the form of the Purchase Agreement as attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On November 4, 2011, the Registrant acquired from Alamo a 75% working interest in the Lozano Lease, which totals approximately 110 gross acres located in Frio County, Texas and the Wells and personal property related thereto pursuant to the Purchase Agreement as referenced in Item 1.01 of this Current Report, which disclosure is hereby incorporated by reference.  As a result of the Purchase Agreement, the Registrant owns 100% working interest in the Lozano Lease, which is a currently producing asset with three wells with proven reserves.

Item 7.01 Regulation FD Disclosure.

On November 8, 2011, the Registrant intends to issue a press release to announce that the Registrant acquired certain oil and gas interests pursuant to the Purchase Agreement.  A copy of the release is attached as Exhibit 99.1.

Item 9.01.  Exhibits.

(a) Financial statements of businesses acquired.

The Registrant intends to file financial statements of the Lozano Lease and any pro forma financial information regarding the acquisition of the Lozano Lease by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K is filed.

(d) Exhibits

The following exhibits are filed with this Current Report on Form 8-K.

Exhibit Number	Description of Exhibit
10.1	Purchase Agreement between United American Petroleum Corp. and Alamo Energy Corp.
99.1	Press Release dated November 8, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

United American Petroleum Corp.

Date: November 7, 2011	By:	/s/ Michael Carey
Michael Carey Chief Executive Officer